Southern Connecticut Bancorp 8-K

Exhibit 99.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

In the Matter of THE BANK OF SOUTHERN CONNECTICUT NEW HAVEN, CONNECTICUT (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) )	STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER FDIC-12-191b

Subject to the acceptance of this STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“CONSENT AGREEMENT”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC and The Bank of Southern Connecticut, New Haven, Connecticut (“Bank”), as follows:

1. The Bank has been advised of its right to receive a NOTICE OF CHARGES AND OF HEARING (“NOTICE”) detailing the unsafe or unsound banking practices alleged to have been committed by the Bank, and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818 (b)(1), and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices, hereby consents and agrees to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC.  The Bank further stipulates and agrees that such ORDER shall be deemed to be a final ORDER and that such ORDER shall become effective upon the issuance by the FDIC and fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), subject only to the conditions set forth in paragraph 3 of this CONSENT AGREEMENT.

3. In the event the FDIC accepts this CONSENT AGREEMENT and issues the ORDER, it is agreed that no action to enforce such ORDER in the United States District Court will be taken by the FDIC unless the Bank or any of its directors, officers, employees, agents, successor or assigns, or other institution-affiliated parties (as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u)), has violated or is about to violate any provision of the ORDER.

4. The Bank hereby waives:

(a)	The receipt of a NOTICE;
(b)	All defenses and counterclaims of any kind in this proceeding;
(c)	A hearing for the purpose of taking evidence on such alleged charges;
(d)	The filing of PROPOSED FINDINGS OF FACT AND CONCLUSIONS OF LAW;
(e)	A RECOMMENDED DECISION of an Administrative Law Judge;
(f)	Exceptions and briefs with respect to such RECOMMENDED DECISION; and
(h)	Judicial review of the ORDER as provided by section 8(h) of the Act, 12 U.S.C. § 1818(h), and/or any other challenge to the validity of the ORDER.
Dated:  July 2, 2012

Federal Deposit Insurance Corporation Legal Division By:	The Bank of Southern Connecticut New Haven, Connecticut By:
/s/ Michael L. Cornell	/s/ Alphonse F. Spadaro
Michael L. Cornell Senior Attorney Boston Area Office	Alphonse F. Spadaro, Chairman Pursuant to Resolution of the Board of Directors of The Bank of Southern Connecticut

The State of Connecticut Department of Banking (“Banking Department”) concurs in the ORDER referenced above, and the Banking Department and The Bank of Southern Connecticut, New Haven, Connecticut (“Bank”) agree that the issuance of the ORDER by the FDIC shall be binding as between the Bank and Banking Department as if the Banking Department had issued separate directions, recommendations, or orders pursuant to the provisions of Title 36a of the Connecticut General Statutes.

CONCUR:

State of Connecticut Department of Banking By:	The Bank of Southern Connecticut New Haven, Connecticut By:
/s/ Howard F. Pitkin	/s/ Alphonse F. Spadaro
Howard F. Pitkin Banking Commissioner Department of Banking	Alphonse F. Spadaro, Chairman Pursuant to Resolution of the Board of Directors of The Bank of Southern Connecticut